UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE

REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

 Commission File Number: 333-185267

Equisource Hotel Fund I, LLP

2009 East Windmill Lane

Las Vegas, NV 89123

702-240-0977

For correspondence, please contact:

Jillian Ivey Sidoti, Esq.

38730 Sky Canyon Drive – Ste A

Murrieta, CA 92563

 (323) 799-1342 (phone)

jillian@SyndicationLawyers.com

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 212

Pursuant to the requirements of the Securities Exchange Act of 1934 Name of Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Equisource Hotel Fund I, LLP

Date: April 15, 2016	By:	/s/ Andrew Jolley
Managing Member of our General Partner
Equisource Management, LLC
Name: Andrew Jolley
(Principal Executive Officer)